Exhibit 4.7

FLY SPA AMENDMENT AGREEMENT (NO. 2)

To:	Asia Aviation Capital Limited (“Vendor”)

AirAsia Group Berhad (“Vendor Guarantor”)

From:	Fly Aladdin Holdings Limited (“Purchaser”)

FLY Leasing Limited (“Purchaser Guarantor”)

18 July 2018

Dear Sirs

Share Purchase Agreement dated 28 February 2018 between the Purchaser, Purchaser Guarantor, Vendor and Vendor Guarantor, as amended, varied, supplemented and acceded to from time to time (the “SPA”).

1.	We refer to the SPA.

2.
All terms defined in the SPA (whether directly or by incorporation therein) shall, unless otherwise defined in this letter agreement or unless the context otherwise requires, have the same respective meanings when used in this letter agreement. Clause 1.2 of the SPA is incorporated into this letter agreement as if set out in full herein, with necessary changes, and as if references to “this Agreement” were references to “this letter agreement”.

3.	Each of the Vendor, the Vendor Guarantor, the Purchaser and the Purchaser Guarantor hereby agrees that with effect from the date hereof, the SPA will be amended as follows:

(a)	in Clause 1.1 by deleting paragraph (c) of the definition of “Aircraft Lease Agreements” and all references to this paragraph in other provisions of the SPA will be considered to be deleted; and

(b)
in Schedule 1 by deleting the row opposite number 5 in the table headed “2. PORTFOLIO A(b)” and adding a new row to the table headed “3.PORTFOLIO AII” in the same form the second row of the following table:

No.	Manufacturer’s serial number	Aircraft type	Manufacturer’s serial number of Airframe Engines	Asset Owner	Lessee	Existing Lessor
15.	6088	A320-216	569251 and 569254	Merah Tigapuluhtiga Limited	AirAsia Berhad	Not Applicable

4.
The parties to this letter agreement expressly acknowledge and agree that the intent of this letter agreement is to amend the SPA in order to remove the A320-200 aircraft bearing manufacturer’s serial number 5918 (“MSN 5918”) from the scope of the SPA and to replace it with the A320-200 aircraft bearing manufacturer’s serial number 6088 (“MSN 6088”). From the date of this letter agreement: (i) MSN 5918 will not be considered an Aircraft or an Asset and will not be subject to the provisions of the SPA, the Transaction Documents or any other document in connection therewith as if it had never been listed in Schedule 1 of the SPA and (ii) MSN 6088 will be considered an Aircraft, an Asset and will be subject to the provisions of the SPA, the Transaction Documents and all other documents in connection therewith as if it had always been listed in Schedule 1 of the SPA.

5.
All of the parties to this letter agreement expressly acknowledge and agree that, except as expressly amended by this letter agreement, none of the provisions of the SPA are varied or amended by this letter agreement and remain in full force and effect, including the obligations of the Vendor Guarantor and the Purchaser Guarantor pursuant to the SPA and the other Transaction Documents.

6.	Please indicate your acceptance and acknowledgement of the terms of this letter agreement by signing where indicated below.

7.	This letter agreement and any non-contractual obligations arising out of or in connection with it is governed by and shall be construed in accordance with English law.

8.	This letter agreement may be signed in counterparts.

[Remainder of page deliberately blank. Signature page follows]

EXECUTION PAGE – FLY SPA AMENDMENT (NO. 2)

Yours faithfully

PURCHASER

/s/ Declan Cotter

for and on behalf of
Fly Aladdin Holdings Limited

PURCHASER GUARANTOR

/s/ Colm Barrington

for and on behalf of
FLY Leasing Limited

Accepted and acknowledged:

VENDOR

/s/ Aaron Gomez

Aaron Gomez
Attorney-in-fact

for and on behalf of
Asia Aviation Capital Limited

VENDOR GUARANTOR

/s/ Tan Sri Dr Anthony Francis Fernandes

for and on behalf of
AirAsia Group Berhad